Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the “Agreement”), entered into this 22nd day of October 2014, is by and among Knowledge Machine, Inc., a Nevada corporation (the “Target”), Songbird Development Inc., a Nevada corporation (the “Purchaser”), and the shareholders of the Target whose names and signatures are set forth upon the signature page of this Agreement (the “Shareholders”). Certain capitalized terms used in this Agreement not otherwise defined in the body of the Agreement are defined in ARTICLE XI of this Agreement.

RECITALS:

WHEREAS, the Target has entered into an agreement to purchase common shares of the Purchaser (the “Stock Purchase Transaction”);

WHEREAS, the Purchaser wishes to acquire, and the Shareholders are willing to sell, all of the outstanding stock of the Target upon the terms and subject to the conditions of this Agreement (the “Transaction”), and in accordance with Nevada Revised Statutes (the “NRS”);

WHEREAS, the parties hereto intend to qualify such transaction as a tax-free exchange pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, based upon the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements set forth herein, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Purchaser, the Target, and the Shareholders approve and adopt this Agreement and plan of reorganization and mutually covenant and agree with each other as follows:

ARTICLE I.
STOCK-FOR-STOCK EXCHANGE TRANSACTION

1.1             Transfer of Target Shares. On the Closing Date the Shareholders shall transfer to the Purchaser certificates for the number of shares of the common stock of the Target (the “Target Shares”) which in the aggregate shall represent substantially all, but not less than 80%, of the issued and outstanding shares of the common stock of the Target.

1.2             Issuance of Purchaser Shares. In exchange for the transfer of the common stock of the Target pursuant to Subsection 1.1 hereof, the Purchaser shall on the Closing Date, and contemporaneously with such transfer of the common stock of the Target to it by the Shareholders, issue and deliver to the Shareholders on a one-for-one basis an equal number of shares of common stock of the Purchaser (the “Purchaser Shares”). The maximum number of post forward split Purchaser Shares to be issued to Shareholders is 37,625,000.

ARTICLE II.
CLOSING

2.1             Closing Date. Except as otherwise provided below, the closing of the Transaction (the “Closing”) will take place at the offices of Ronald N. Vance, Attorney at Law, 1656 Reunion Avenue, Suite 250, South Jordan, Utah, immediately following the closing of the Stock Purchase Transaction, or as soon as practicable after the satisfaction or waiver of the conditions set forth in ARTICLE VII and ARTICLE VIII of this Agreement, or such other date, time and place as each of the parties hereto may otherwise agree in writing (the “Closing Date”). If a party hereto is not in attendance at the Closing, Closing may be held by conference call and delivery of the closing documents may be accomplished by Federal Express or as otherwise as determined by the parties hereto.

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2.2             Execution of Transaction Documents. On the Closing Date, the parties hereto shall consummate the Transaction by filing the Articles of Exchange, together with any required certificates, with the Nevada Secretary of State, in such form as required by, and executed in accordance with the relevant provisions of the NRS. The Transaction will be effective as of the filing of the Articles of Exchange (the “Effective Time”).

ARTICLE III.

SHAREHOLDER REPRESENTATIONS

Each Shareholder, severally and not jointly, represents and warrants to the Purchaser that all of the statements contained in this ARTICLE III are true as of the date of this Agreement (or, if made as of a specified date, as of such date) except as otherwise provided in this Agreement.

3.1             Ownership of Stock.

(a)    The Shareholder is the record and beneficial owner and holder of the number of fully paid and nonassessable Target Shares set forth on the transfer records of the Target and will continue to own these Target Shares until the delivery thereof to the Purchaser on the Closing Date and all such Target Shares are or will be on the Closing Date owned free and clear of all liens, encumbrances, charges, and assessments of every nature and subject to no restrictions with respect to transferability. The Shareholder currently has, and will have at Closing, full power and authority to dispose, assign, and transfer his, her, or its Target Shares in accordance with the terms hereof.

(b)   Except for this Agreement, there are no outstanding options, contracts, calls, commitments, agreements or demands of any character relating to the Target Shares listed in the transfer records of the Target.

3.2             Restricted Securities. The Shareholder understands that the Purchaser Shares have not been registered pursuant to the Securities Act, or any state securities act, and thus are “restricted securities” as defined in Rule 144 promulgated by the SEC. Therefore, under current interpretations and applicable rules, he, she, or it will be required to retain the Purchaser Shares for a specified period from the date of Closing and at the expiration of such period his, her, or its sales may be confined to brokerage transactions of limited amounts requiring certain notification filings with the SEC and such disposition may be available only if the Purchaser is current in its filings with the SEC under the Exchange Act, or other public disclosure requirements. Accordingly, the Shareholder hereby acknowledges that he, she, or it is prepared to hold the Purchaser Shares for an indefinite period.

3.3             Investment Purpose. The Shareholder acknowledges that the Purchaser Shares are being purchased for his, her, or its own account, for investment, and not with the present view towards the distribution, assignment, or resale to others or fractionalization in whole or in part. The Shareholder further acknowledges that no other person has or will have a direct or indirect beneficial or pecuniary interest in the Purchaser Shares received by the Shareholder.

3.4             Limitations on Resale; Restrictive Legend. The Shareholder acknowledges that he, she, or it will not sell, assign, hypothecate, or otherwise transfer any rights to, or any interest in, the Purchaser Shares except (i) pursuant to an effective registration statement under the Securities Act, or (ii) in any other transaction which, in the opinion of counsel acceptable to the Purchaser, is exempt from registration under the Securities Act, or the rules and regulations of the SEC thereunder. The Shareholder also acknowledges that an appropriate legend will be placed upon each of the certificates representing the Purchaser Shares stating that they have not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sale thereof.

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3.5             Information. The Shareholder has been furnished (i) with all SEC Reports; (ii) all requested materials relating to the business, finances, and operations of the Purchaser; (iii) with information deemed material to making an informed investment decision; and (iv) with additional requested information necessary to verify the accuracy of any documents furnished to the undersigned by the Purchaser. Such person has been afforded the opportunity to ask questions of the Purchaser and its management and to receive answers concerning the terms and conditions of this transaction.

3.6             Knowledge and Experience in Business and Financial Matters. The Shareholder, either individually or together with his purchaser representative, has such knowledge and experience in business and financial matters that he, she or it is capable of evaluating the risks of the prospective investment, and that the financial capacity of such party is of such proportion that the total cost of such person’s commitment in the Purchaser Shares would not be material when compared with his total financial capacity.

3.7             No Advertisements. The Shareholder did not enter into this Agreement as a result of or subsequent to any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast on television or radio, or presented at any seminar or meeting.

3.8             Investment Communications. All communications concerning this Agreement and the issuance of the Purchaser Shares made to the Shareholder by either the Purchaser or the Target, or on its behalf by its duly authorized representative(s), have been made only in the state in which the Shareholder has listed as his mailing address.

3.9             Accuracy of All Statements Made by the Shareholders. No representation or warranty by the Shareholder in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of the Shareholder pursuant to this Agreement, nor any document or certificate delivered to the Purchaser by the Shareholder pursuant to this Agreement or in connection with actions contemplated hereby, contains any untrue statement of material fact or omits a material fact necessary to make the statements contained therein not misleading.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE TARGET

The Target represents and warrants to the Purchaser that all of the statements contained in this ARTICLE IV are true as of the date of this Agreement (or, if made as of a specified date, as of such date) except as otherwise provided in this Agreement.

4.1             Due Incorporation. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being owned, leased, operated, and conducted. The Target does not have any wholly or partially owned subsidiaries and does not own any economic, voting or management interests in any other Person.

4.2             Due Authorization. The Target has full power and authority to enter into this Agreement, the Articles of Exchange, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Target of this Agreement have been duly and validly approved and authorized by the board of directors of the Target, and no other actions or proceedings on the part of the Target are necessary to authorize this Agreement, the Articles of Exchange, and the transactions contemplated hereby and thereby. The Target has duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid, and binding obligation of the Target, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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4.3             Full Disclosure. No representation or warranty by the Target contained in this Agreement contains any untrue statement of material fact or omits to state a material fact necessary, in light of the circumstances under which it was made, to make any of the representations and warranties therein not misleading.

ARTICLE V.
REPRESENTATIONS OF THE PURCHASER

The Purchaser represents and warrants to Target and to each Shareholder that all of the statements contained in this ARTICLE V are true as of the date of this Agreement (or, if made as of a specified date, as of such date) except as otherwise provided in this Agreement.

5.1             Due Incorporation; Foreign Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite power and authority to own, lease, and operate its properties and to carry on its businesses as they are now being owned, leased, operated, and conducted. The Purchaser (a) has no wholly or partially owned subsidiaries and (b) owns no economic, voting or management interest in any other Person.

5.2             Due Authorization. The Purchaser has full power and authority to enter into, as applicable, this Agreement and the Articles of Exchange, and has full power and authority to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Purchaser of this Agreement have been duly and validly approved and authorized by its board of directors; and no other actions or proceedings on the part of the Purchaser are necessary to authorize this Agreement or the transactions contemplated hereby. The Purchaser has duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid, and binding obligation of the Purchaser, enforceable in accordance with its terms as to the Purchaser, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3             Non-Contravention.

(a)    Except for the filing of the Articles of Exchange with the appropriate authorities pursuant to the NRS and filings required by applicable federal and state securities laws, no Permit or filing or registration with, any Governmental Authority, or any other Person not a party to this Agreement, is necessary in connection with the execution, delivery and performance by the Purchaser of this Agreement or the Articles of Exchange, or the consummation of the transactions contemplated hereby or thereby, or for the lawful continued operation of the respective businesses currently conducted by the Purchaser following the Effective Time. There are no Contracts to which the Purchaser is a party that require a novation or consent to this transaction or change of control, as the case may be, prior to the Effective Time.

(b)   Except as would not result in a Purchaser Material Adverse Effect, the execution, delivery, and performance by each of the Purchaser of this Agreement and the Articles of Exchange do not and will not (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, or constitute a default (or a circumstance which, with or without notice or lapse of time or both, would constitute a default) under any Contract; (iii) give any third party any additional right (including a termination right) under, permit cancellation of, or result in the creation of any Lien (except for any Lien for taxes not yet due and payable) upon any of the assets or properties of the Purchaser under any Contract to which the Purchaser is a party or by which the Purchaser or any of its assets or properties are bound; (iv) permit the acceleration of the maturity of any indebtedness of the Purchaser or indebtedness secured by the Purchaser’s assets or properties; (v) violate or conflict with any provision of the Articles of Incorporation or Bylaws of the Purchaser; or (vi) result in the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any creditor or equity holder of the Purchaser except as provided for in this Agreement.

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5.4             Capitalization.

(a)    The authorized capital stock of the Purchaser consists of an aggregate of 70,000,000 shares of common stock, and 5,000,000 shares of preferred stock, each with a par value $0.001 per share. On the date hereof there are issued and outstanding an aggregate of 5,000,000 shares of common stock and no shares of preferred stock. All such issued and outstanding shares of capital stock are validly issued, fully paid and non-assessable, and issuance thereof was not subject to preemptive rights or made in compliance therewith. Upon the issuance of the Purchaser Shares to participating Shareholders as contemplated herein, such shares, when issued, will be validly issued, fully paid and non-assessable, and will not be subject to preemptive rights.

(b)   The Purchaser represents as follows: (i) no shares of the Purchaser’s capital stock are subject to preemptive rights or any other similar rights or any Liens suffered or permitted by the Purchaser; (ii) there are no outstanding debt securities; (iii) there are no outstanding shares of capital stock, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Purchaser, or Contracts by which the Purchaser is or may become bound to issue additional shares of capital stock of the Purchaser or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Purchaser; (iv) there are no Contracts under which the Purchaser is obligated to register the sale of any of its securities under the Securities Act; (v) there are no outstanding securities of the Purchaser which contain any redemption or similar provisions, and there are no Contracts by which the Purchaser is or may become bound to redeem a security of the Purchaser; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the shares as described in this Agreement; (vii) the Purchaser does not have any stock appreciation rights, plans or agreements or any similar plan or agreement; and (viii) there is no dispute as to the class of any shares of the Purchaser’s capital stock.

5.5             SEC Reports; Financial Statements. The Purchaser has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act since the effective date of its S-1 registration statement on February 13, 2014 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Purchaser included in the SEC Reports, and the audited financial statements for the year ended July 31, 2014, (the “Purchaser Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of issuance and filing. Such financial statements have been prepared in accordance with GAAP (except (i) as may be otherwise indicated in the Purchaser Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Purchaser as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

5.6             Liabilities. There are no material liabilities of the Purchaser, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of the Purchaser, its agents or servants occurring prior to the period covered by the Purchaser Financial Statements which are not disclosed by or reflected in the Purchaser Financial Statements. To the Knowledge of the Purchaser, there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of the Purchaser.

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5.7             Material Changes; Undisclosed Events, Liabilities or Developments. Since the period covered by the Purchaser Financial Statements, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected, individually or in the aggregate, to result in or cause a Purchaser Material Adverse Effect, (ii) the Purchaser has not incurred any liabilities (contingent or otherwise) other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (iii) the Purchaser has not altered its method of accounting, (iv) the Purchaser has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Purchaser has not issued any equity securities to any officer, director or Affiliate. Except for the transactions contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Purchaser that would result in or cause a Purchaser Material Adverse Effect. The Purchaser has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy or similar law nor does the Purchaser have any Knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or similar proceedings against it or the Principal Shareholder.

5.8             Contracts. The SEC Reports contain as exhibits each material Contract of the Purchaser. With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Transaction; (iii) no party is in breach of default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

5.9             Tax Matters. All federal, state, foreign, county, and local income, withholding, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by the Purchaser, and there are no unpaid taxes which are, or could become a Lien on the properties and assets of the Purchaser, except as provided for in the Purchaser Financial Statements, or have been incurred in the normal course of business of the Purchaser since that date. All tax returns of any kind required to be filed have been filed and the taxes paid, including tax returns for the year ended July 31, 2014. There are no disputes as to taxes of any nature payable by the Purchaser.

5.10          Litigation. There are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of the Purchaser, threatened against the Purchaser or any of its officers or directors, in their capacities as such, control persons, or any properties or businesses of the Purchaser or any of its officers or directors; and, to the Knowledge of the Purchaser, there are no facts or circumstances which may reasonably be likely to give rise to any of the foregoing. The Purchaser is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority; and the Purchaser has not entered into any agreement to settle or compromise any proceeding pending or threatened in writing which has involved any obligation for which the Purchaser has any continuing obligation. There are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of the Purchaser, threatened by or against the Purchaser with respect to this Agreement or in connection with the transactions contemplated hereby, and the Purchaser has no reason to believe there is a valid basis for any such claim, action, suit, proceeding or investigation.

5.11          Employees. Since its inception the Purchaser has not employed any individual on either a part-time or full-time basis.

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5.12          Compliance with Laws. The Purchaser is not subject to or in default under any order of any court, Governmental Authority or other agency or arbitration board or tribunal to which it is or was subject; and the Purchaser is not in violation of any Laws (including, but not limited to, those relating to environmental, safety, building, product safety or health standards or labor or employment matters), except for such violations as would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. The businesses of the Purchaser have been conducted in material compliance with all Applicable Laws, except to the extent failure, individually or in the aggregate, would not have a Purchaser Material Adverse Effect.

5.13          Board Approval. The board of directors of the Purchaser, at meetings duly called and held or pursuant to written consents fully executed prior to execution of this Agreement, duly and unanimously adopted resolutions: (a) approving and declaring advisable this Agreement and the transactions contemplated hereby (such approvals having been made in accordance with the NRS); (b) determining that the terms of the Agreement are fair to and in the best interests of the Purchaser and its shareholders; and (c) adopting this Agreement, which resolutions have not been modified, supplemented or rescinded and remain in full force and effect.

5.14          Takeover Restrictions. No Takeover Statute is applicable to the Transaction, except for such statutes or regulations as to which all necessary action has been taken by the Purchaser and its Board of Directors to permit the consummation of the stock-for-stock exchange in accordance with the terms hereof, nor does the Purchaser have any shareholder rights or similar “poison pill” plans.

5.15          Full Disclosure. No representation or warranty by the Purchaser contained in this Agreement contains any untrue statement of material fact or omits to state a material fact necessary, in light of the circumstances under which it was made, to make any of the representations and warranties therein not misleading.

ARTICLE VI.
COVENANTS

6.1             Implementing Agreement. Subject to the terms and conditions hereof, each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action required of it to consummate and make effective the transactions contemplated by this Agreement.

6.2             Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of: (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Transaction and the other transactions contemplated by this Agreement not to be satisfied; or (b) the failure of the Target or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Transaction and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

6.3             Consents and Approvals.

(a)    The Target shall use commercially reasonable efforts to obtain all consents, approvals, certificates, and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby. The Target shall make all filings, applications, statements, and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of the Target pursuant to Applicable Law or one of the Target’s material Contracts in connection with this Agreement and the transactions contemplated hereby.

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(b)   The Purchaser shall use commercially reasonable efforts to obtain all consents, approvals, certificates, and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby. The Purchaser shall make all filings, applications, statements, and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of the Purchaser pursuant to Applicable Law or otherwise in connection with this Agreement and the transactions contemplated hereby.

6.4             Supplemental Information. From time to time prior to the Closing, the Target, on the one hand, and the Purchaser, on the other hand, shall promptly disclose in writing to the other any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to the other parties hereto or which would render inaccurate any of the representations, warranties or statements set forth in ARTICLE IV and ARTICLE V, respectively, hereof.

ARTICLE VII.
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER

The obligations of the Purchaser under this Agreement are subject to the satisfaction (or waiver by the Purchaser) of the following conditions precedent on or before the Closing Date:

7.1             Representations and Warranties. Without supplementation after the date of this Agreement, the representations and warranties of the Target contained in this Agreement must be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects, as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects, as of the Closing Date, with the same force and effect as if made as of the Closing Date.

7.2             Compliance with Agreements and Covenants. The Target must have performed and complied in all material respects with all of its covenants, obligations, and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

7.3             Officer’s and Shareholder’s Certificate. The Target must have furnished the Purchaser with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to the Purchaser), executed by an executive officer of the Target, certifying to the fulfillment of the conditions specified in subsections 7.1 and 7.2 hereof.

7.4             Consents and Approvals. The Target shall have sent written evidence satisfactory to the Purchaser that all consents and approvals required for the consummation of the transactions contemplated hereby have been obtained, and all required filings have been made.

7.5             Execution of Agreement by Shareholders. Shareholders owning at least 80% of the Target Shares shall have executed this Agreement.

7.6             No Material Adverse Change. At the Closing Date, there must be no material adverse change in the assets, liabilities, prospects, financial condition or business of Target. Between the date of this Agreement and the Closing Date, there must not have occurred an event that would reasonably be expected to constitute a Target Material Adverse Effect.

7.7             Actions or Proceedings. There can be no action or proceeding instituted or threatened by any Governmental Authority or other Person which: (a) is likely to have a Target Material Adverse Effect; or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

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ARTICLE VIII.
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE TARGET

The obligations of the Target under this Agreement are subject to the satisfaction (or waiver by the Target) of the following conditions precedent on or before the Closing Date:

8.1             Representations and Warranties. Without supplementation after the date of this Agreement, the representations and warranties of the Purchaser contained in this Agreement must be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects, as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects, as of the Closing Date, with the same force and effect as if made as of the Closing Date.

8.2             Compliance with Agreements and Covenants. The Purchaser must have performed and complied in all material respects with all of its covenants, obligations, and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

8.3             Officer’s and Shareholder’s Certificate. The Purchaser must have furnished the Target with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to the Target), executed by an executive officer of the Purchaser, certifying to the fulfillment of the conditions specified in subsections 8.1 and 8.2 hereof.

8.4             Actions or Proceedings. No action or proceeding by any Governmental Authority or other Person has been instituted or threatened which: (a) is likely to have a Purchaser Material Adverse Effect; or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE IX.
DELIVERIES AT CLOSING

9.1             The Target Closing Deliveries. At the Closing, or prior thereto, in addition to any other documents or agreements required under this Agreement, the Target shall deliver to the Purchaser the following:

(a)    Resolutions of the board of directors and holders of the Target approving and authorizing the execution, delivery and performance of this Agreement the consummation of the transactions contemplated hereby;

(b)   The officer’s certificate required pursuant to subsection 7.3 hereof;

(c)    The executed Articles of Exchange; and

(d)   All other instruments and documents that the Purchaser or its counsel, in the reasonable exercise of their reasonable discretion, deems necessary: (i) to fulfill any obligation required to be fulfilled by the Target on the Closing Date; and (ii) to evidence satisfaction of any conditions to Closing.

9.2             The Purchaser Closing Deliveries. At the Closing, or prior thereto, in addition to any other documents or agreements required under this Agreement, the Purchaser must deliver to the Target the following:

(a)    Resolutions of the board of directors of the Purchaser approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

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(b)   The officer’s certificate required pursuant to subsection 8.3 hereof;

(c)    The executed Articles of Exchange; and

(d)   All other instruments and documents that the Target or its counsel, in the reasonable exercise of their reasonable discretion, deems necessary: (i) to fulfill any obligation required to be fulfilled by the Purchaser on the Closing Date; and (ii) to evidence satisfaction of any conditions to Closing.

9.3             Officers’ Certificates. In the event this Agreement and the Closing are contemporaneous, the officers’ certificates required pursuant to Sections 7.3 and 8.3 will not be required.

ARTICLE X.
TERMINATION

10.1          Agreement Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Transaction contemplated hereby may be abandoned at any time prior to the Closing Date, only as follows:

(a)    by mutual written agreement of the Purchaser and the Target;

(b)   by the Purchaser (if the Purchaser is not then in material breach of its obligations under this Agreement) if: (i) a material default or breach by the Target with respect to the due and timely performance of any of its covenants and agreements contained herein and such default is not cured within ten (10) days; (ii) the Target makes an amendment or supplement to any Schedule hereto and such amendment or supplement reflects a Target Material Adverse Effect after the date of this Agreement; or (iii) a Target Material Adverse Effect occurs after the date of this Agreement;

(c)    by the Target (if the Target is not then in material breach of its obligations under this Agreement) if: (i) a material default or breach shall be made by the Purchaser with respect to the due and timely performance of any of its covenants and agreements contained herein and such default is not cured within thirty days; (ii) the Purchaser makes an amendment or supplement to any schedule hereto and such amendment or supplement reflects a Purchaser Material Adverse Effect after the date of this Agreement; or (iii) a Purchaser Material Adverse Effect occurs after the date of this Agreement; or

(d)   by either the Purchaser or the Target if the Closing has not occurred by October 31, 2014.

10.2          Effect of Termination. In the event of termination of this Agreement authorized pursuant to Section 10.1 hereof, written notice thereof shall be given to the other parties and all obligations of the parties will terminate and, except as otherwise provided in this Section, no party will have any right against any other party hereto for any loss, damage, expense (including out-of-pocket expenses) or liability, including, without limitation, reasonable attorneys’ fees and disbursements arising out of the preparation and execution of this Agreement, fulfilling in whole in part its obligations under this Agreement or otherwise incurred by a party in any action or proceeding between such party and the other party hereto or between such party and a third party, which is determined to have been sustained, suffered or incurred by a party and to have arisen from or in connection with an event or state of facts which is subject to claim under this Agreement.

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ARTICLE XI.
MISCELLANEOUS

11.1          Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Applicable Law” means all Laws, to the extent applicable to any Person.

“Contract” shall mean any contract, lease, arrangement, commitment or understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, instrument or license, whether written or verbal, which is intended or purports to be a binding and enforceable agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis during the periods involved.

“Governmental Authority” means: (a) the government of the United States: (b) the government of any foreign country; (c) the government of any state or political subdivision of the government of the United States or the government of any foreign country; or (d) any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Knowledge” means, as it relates to the Purchaser, the actual knowledge of Igor Kaspruk, in each case upon reasonable inquiry; and as it relates to the Target, the actual knowledge of Vivek R. Dave or Valerie Vekkos, in each case upon reasonable inquiry.

“Law” means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Lien” means any mortgage, lien, charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance upon any of the assets or properties of any Person.

The terms “material” and “materially” when used in this Agreement refer, with respect to a given Person, to a level of significance that would have affected any decision of a reasonable person in that Person’s position regarding whether to enter into this Agreement or would affect any decision of a reasonable person in that Person’s position regarding whether to consummate the transactions contemplated by this Agreement.

“Permit” means a permit, license, registration, certificate of occupancy, approval or other authorization issued by any Governmental Authority.

“Person” means any corporation, proprietorship, firm, partnership, limited partnership, trust, association, individual or other entity.

“Purchaser Material Adverse Effect” means any change or effect that is, or is reasonably likely to be, materially adverse to the business, assets and liabilities (taken together), financial condition or operations or results of operations of the Purchaser and its subsidiaries, taken as a whole; provided, however, that none of the following will be deemed (either alone or in combination) to constitute such a change or effect: (a)(i) any adverse change attributable to the announcement or pendency of the transactions contemplated by this Agreement; or (ii) any adverse change attributable to or conditions generally affecting the United States economy or financial markets in general; (b) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; or (c) any action by the Purchaser approved or consented to in writing by the Target.

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“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute of any Governmental Authority.

“Target Material Adverse Effect” means any change or effect that is, or is reasonably likely to be, materially adverse to the business, assets, and liabilities (taken together), financial condition or operations or results of operations of the Target and its subsidiaries, taken as a whole; provided, however, that none of the following will be deemed (either alone or in combination) to constitute such a change or effect: (a) (i) any adverse change attributable to the announcement or pendency of the transactions contemplated by this Agreement; or (ii) any adverse change attributable to or conditions generally affecting (A) the technology industry as a whole; (B) the United States economy or financial markets in general; or (C) any foreign economy or financial markets in any location where the Target has material operations or sales; (b) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; or (c) any action by the Target approved or consented to in writing by the Purchaser.

11.2          Other Definitions. In addition to the terms set forth in Section 11.1 and elsewhere in this Agreement, each of the following terms is defined in the section set forth opposite such term:

Defined Term	Location

Agreement	Preamble
Closing	§2.1
Closing Date	§2.1
Code	Recitals
Purchaser	Preamble
Purchaser Financial Statements	§5.5
Purchaser Shares	§1.2
Effective Time	§2.2
NRS	Recitals
SEC Reports	§5.5
Stock Purchase Transaction	Recitals
Target	Preamble
Target Shares	§1.1
Transaction	Recitals

11.3          Expenses. Except as otherwise expressly provided herein, each party hereto shall bear its own expenses with respect to this Agreement and the transactions contemplated hereby.

11.4          Amendment. This Agreement may only be amended, modified or supplemented pursuant to a written agreement signed by each of the parties hereto.

11.5          Non-Survival of Representation and Warranty Breach. No breach of any of the representations and warranties in this Agreement by any party hereto, or of any representation or warranty contained in any instrument delivered pursuant to this Agreement by any party hereto, shall survive the Effective Time. This Section 11.5 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

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11.6          Press Release; Public Announcements. The parties shall not make any other public announcements in respect of this Agreement or the transactions contemplated herein without prior consultation and written approval by the other party as to the form and content thereof, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, any party may make any disclosure which its counsel advises is required by Applicable Law or regulation, in which case the other party will be given such reasonable advance notice as is practicable in the circumstances and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

11.7          Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder must be in writing (including electronic format) and shall be effective (i) upon delivery in person (including by reputable express courier service) at the address set forth below; (ii) upon delivery by facsimile (as verified by a printout showing satisfactory transmission) at the facsimile number designated below (if sent on a business day during normal business hours where such notice is to be received and if not, on the first business day following such delivery where such notice is to be received); (iii) by electronic mail (as verified by a printout showing satisfactory transmission) at the electronic mail address set forth below (if sent on a business day during normal business hours where such notice is to be received and if not, on the first business day following such delivery where such notice is to be received); or (iv) upon three business days after mailing with the United States Postal Service if mailed from and to a location within the continental United States by registered or certified mail, return receipt requested, addressed to the address set forth below. Any party hereto may from time to time change its physical or electronic address or facsimile number for notices by giving notice of such changed address or number to the other party hereto in accordance herewith.

If to the Target at:	Knowledge Machine, Inc.
3344 Hill Street
San Diego, CA 92106
Attention: Valerie V. Vekkos
Facsimile No.: 619 330-2200
Email Address: vvekkos@zephyrequities.com

With a copy (which does not constitute notice) to:	Ronald N. Vance
The Law Office of Ronald N. Vance & Associates, P.C.
1656 Reunion Avenue
Suite 250
South Jordan, UT 84095
Facsimile No. (801) 446-8803
Email Address: ron@vancelaw.us

If to the Purchaser at:	Songbird Development Inc.
108 Dnipropetrovska Doroha, Apt. 110
Odesa, Ukraine 65000
Attention: Igor Kaspruk, President
Facsimile No.:
Email Address: developmentsongbird@gmail.com

With a copy (which does not constitute notice) to:	Jody M. Walker, Esq.
J. M. Walker & Associates
7841 S. Garfield Way
Centennial, CO 80122
Facsimile No.: (303) 482-2731
Email Address: jmwlkr85@gmail.com

If to the Shareholder, to the address or fax number on the Signature Page.

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11.8          Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

11.9          Interpretation. The headings preceding the text of Articles and Sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.

11.10       Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without giving effect to the principles of conflicts of law thereof.

11.11       Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by any party without the prior written consent of all the other parties hereto.

11.12       No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

11.13       Further Assurances. Upon the reasonable request of the parties hereto, the other parties hereto shall, on and after the Closing Date, execute and deliver such other documents, releases, assignments and other instruments as may be required to effectuate completely the transactions contemplated by this Agreement.

11.14       Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall remain in full force and shall not be affected thereby, and there shall be deemed substituted for such invalid, illegal or unenforceable provision a valid, legal and enforceable provision as similar as possible to the provision at issue.

11.15       Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

11.16       Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto and supersede all prior agreements, arrangements and understandings between the parties.

11.17       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile transmissions of any signed original document, or transmission of any signed facsimile document, shall constitute delivery of an executed original. At the request of any of the parties, the parties shall confirm facsimile transmission signatures by signing and delivering an original document.

11.18       Exhibits. Each of the exhibits and schedules referenced in this Agreement is annexed hereto and is incorporated herein by this reference and expressly made a part hereof.

[Signatures on following pages]

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PURCHASER AND TARGET SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered effective as of the date first above written.

Knowledge machine, inc.

By:	/s/ Vivek Dave
Vivek Dave, President and CEO

Songbird Development INc.

By:	/s/ Igor Kaspruk
Igor Kaspruk, President

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SHAREHOLDER SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned Shareholder has caused this Agreement to be executed and delivered on October 22, 2014.

/s/ Vivek Dave	/s/ Taylor Caswell
(Shareholder)	(Shareholder)

/s/ Dr. Charles Farrar	/s/ Bill King
(Shareholder)	(Shareholder)

/s/ Richard Mah	/s/ Harshal Shah
(Shareholder)	(Shareholder)

/s/ Dr. Dan Thoma	/s/ Hymie Anteby
(Shareholder)	(Shareholder)

/s/ Dr. Jan Arnett	/s/ Theodore Aroney Trust
(Shareholder)	(Shareholder)

/s/ Charles Azrak	/s/ Ruben Azrak
(Shareholder)	(Shareholder)

/s/ David Cohen	/s/ Howard Crosby
(Shareholder)	(Shareholder)

/s/ Grace Esses	/s/ Sam Fox
(Shareholder)	(Shareholder)

/s/Allan Freedman	/s/ Ira Goldfarb
(Shareholder)	(Shareholder)

/s/ Greene Rovacable Trust, Dr. Robert TTEE	/s/ Rick Ianieri
(Shareholder)	(Shareholder)

/s/ Albert Iffergan	/s/ Jack Kamin
(Shareholder)	(Shareholder)

/s/ Robert Leman	/s/ NormDog LLC
(Shareholder)	(Shareholder)

/s/ Jonathan Rahn	/s/ Michael Reis
(Shareholder)	(Shareholder)

/s/ Jehuda Samara	/s/Paul Sloan
(Shareholder)	(Shareholder)

/s/ Valerie V. Vekkos Trust	/s/Vitello Capital, LTD
(Shareholder)	(Shareholder)

/s/ Gabe Zeitouni	/s/Sam Esse
(Shareholder)	(Shareholder)

/s/ Shawn Henry German	/s/Marietta Dermathology Assoicate
(Shareholder)	(Shareholder)

/s/ Mark & Seymore Rubin
(Shareholder)

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